Prudential Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

July 1, 2016

The Board of Trustees
The Target Portfolio Trust
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re: Prudential Core Bond Fund

To the Board of Trustees:

Prudential Investments LLC has contractually agreed through November 30, 2017 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, taxes (such as deferred tax expenses), interest, underlying funds, brokerage, extraordinary and certain other expenses) of each class of shares to .45% of the Fund’s average daily net assets.

Prudential Investments LLC has also contractually agreed through November 30, 2017 to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, transfer agency expenses (including sub-transfer agency and networking fees), taxes (such as deferred tax expenses), interest, underlying funds, brokerage, extraordinary and certain other expenses) of each class of shares to .40% of the Fund’s average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By: /s/ Scott E. Benjamin
Name: Scott E. Benjamin
Title: Executive Vice President